Exhibit 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
06/08/10	Investors: Mary Kay Shaw, 630-623-7559
Media: Lizzie Roscoe, 630-623-3499

McDONALD’S DELIVERS ANOTHER STRONG MONTH;

MAY GLOBAL COMPARABLE SALES UP 4.8%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 4.8% in May. Performance by segment was as follows:

•	U.S. up 3.4%

•	Europe up 5.7%

•	Asia/Pacific, Middle East and Africa up 3.8%

“May marks another month of sustained sales growth, demonstrating the ongoing appeal of McDonald’s unique combination of convenience, value and variety,” said Chief Executive Officer Jim Skinner. “Our focus on enhancing the McDonald’s experience through affordable food choices, modernized restaurants and relevant marketing is giving customers even more reasons to visit McDonald’s.”

U.S. business momentum continued with May comparable sales increasing 3.4%. Results were fueled by McDonald’s compelling food and beverage value offerings, the recent addition of Frappés to the McCafé line-up and the popularity of the Shrek-themed Chicken McNugget and Happy Meal promotions.

In Europe, the Company’s strong performance continued as May comparable sales increased 5.7% driven by positive sales growth in France, Germany, the U.K. and Russia. Europe’s focus on four-tier menus, daypart expansion and the introduction of relevant new products like the McWrap in Germany drove the segment’s results.

Comparable sales were up 3.8% in Asia/Pacific, Middle East and Africa (APMEA) reflecting broad-based strength across the segment, led by Australia and China. APMEA’s emphasis on convenience, value, menu variety and restaurant reimaging contributed to May’s performance.

Systemwide sales increased 5.5%, or 6.2% in constant currencies for the month.

Based on current foreign currency rates, particularly the Euro which accounts for approximately 25% of McDonald’s consolidated operating income, the Company expects foreign currency translation to have a negative impact on net income per share for the full year. However, foreign currency translation is expected to have minimal to no impact on second quarter net income per share.

Percent Increase	Comparable Sales		Systemwide Sales
Month ended May 31,	2010	2009	As Reported	Constant Currency
McDonald’s Corporation	4.8	5.1	5.5	6.2
Major Segments:
U.S.	3.4	2.8	4.0	4.0
Europe	5.7	7.6	1.3	7.9
APMEA*	3.8	6.4	12.1	5.7

Year-To-Date May 31,
McDonald’s Corporation	4.5	5.0	9.5	6.0
Major Segments:
U.S.	2.4	4.5	3.0	3.0
Europe	5.4	5.2	11.4	7.6
APMEA*	5.0	5.9	17.3	7.5

*	Asia/Pacific, Middle East and Africa

Definitions

•

Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.

•

Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•

The number of weekdays and weekend days can impact our reported comparable sales. In May 2010, this calendar shift/trading day adjustment consisted of one less Friday and one more Monday compared with May 2009. The resulting adjustment varied by area of the world, ranging from approximately -0.8% to -1.0%. In addition, the timing of holidays can impact comparable sales.

Upcoming Communications

McDonald’s tentatively plans to release second quarter results before the market opens on July 23, 2010 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries. Over 80% of McDonald’s restaurants worldwide are owned and operated by franchisees. Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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